REGISTRATION NO.
          =================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                  ------------------

                                       FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  ------------------

                           MINNESOTA POWER & LIGHT COMPANY
                (Exact name of registrant as specified in its charter)


                                  ------------------

                       MINNESOTA                     41-0418150
             (State or other jurisdiction          (IRS Employer
           of incorporation or organization)     Identification No.)

                               30 WEST SUPERIOR STREET
                               DULUTH, MINNESOTA 55802
                                   (218) 722-2641
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ------------------
             DAVID G. GARTZKE    PHILIP R. HALVERSON,    ROBERT J. REGER,
               Senior Vice               Esq.                JR., Esq.
            President-Finance      Vice President,       Reid & Priest LLP
           and Chief Financial   General Counsel and    40 West 57th Street
                 Officer              Secretary         New York, New York
             30 West Superior      30 West Superior            10019
                  Street                Street            (212) 603-2000
            Duluth, Minnesota     Duluth, Minnesota
                  55802                 55802
              (218) 722-2641        (218) 722-2641
            (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                                  ------------------
                   It is respectfully requested that the Commission
              send copies of all notices, orders and communications to:
                                MICHAEL CONNOLLY, Esq.
                        Morrison Cohen Singer & Weinstein, LLP
                                 750 Lexington Avenue
                               New York, New York 10022
                                  ------------------
               APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
          PUBLIC: As soon as practicable after the registration statement becomes effective.
               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]
               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering.[ ]
               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                                  ------------------

                           CALCULATION OF REGISTRATION FEE
     =========================================================================
                                         PROPOSED      PROPOSED
                                         MAXIMUM       MAXIMUM
     TITLE OF EACH CLASS   AMOUNT TO     OFFERING     AGGREGATE     AMOUNT OF
        OF SECURITIES          BE         PRICE       OFFERING    REGISTRATION
      TO BE REGISTERED     REGISTERED   PER UNIT(1)    PRICE(1)         FEE
     -------------------------------------------------------------------------
      Common Stock,        3,000,000     $40 3/32   $120,281,250     $35,483
      without par value      Shares
     -------------------------------------------------------------------------
      Preferred Share      3,000,000        ---          ---          ---(3)
      Purchase Rights      Rights(2)
     =========================================================================

          (1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), on the basis of the average of the high and low prices of the registrant's Common Stock on the New York Stock Exchange composite tape on May 5, 1998.
          (2) The Preferred Share Purchase Rights ("Rights") are attached to and will trade with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.
          (3) Since no separate consideration is paid for the Rights, the registration fee for such securities is included in the fee for the Common Stock.

               THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
          =================================================================

          Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission.
          These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


          SUBJECT TO COMPLETION
          DATED MAY 8, 1998

          PROSPECTUS
          ----------



                                   3,000,000 SHARES

                           MINNESOTA POWER & LIGHT COMPANY

                                     COMMON STOCK

                                 (WITHOUT PAR VALUE)


                                 -------------------


               Minnesota Power & Light Company ("Company" or "Minnesota Power") intends to offer from time to time not to exceed 3,000,000 shares of its Common Stock, without par value, ("Common Stock") and the preferred share purchase rights attached thereto ("Rights") (collectively, the "New Stock"). The New Stock will be offered on terms to be determined at the time of sale. This Prospectus will be supplemented by a prospectus supplement ("Prospectus Supplement") which will set forth, as applicable, the number of shares, the purchase price and other specific terms of the New Stock in respect of which this Prospectus and the Prospectus Supplement are delivered ("Offered Stock").


                                ---------------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.




                                ---------------------



               The New Stock may be sold directly by the Company or through agents designated from time to time or through dealers or underwriters. If any agent of the Company or any underwriters are involved in the sales of the New Stock, the names of such agents or such underwriters and any applicable commissions or discounts and the net proceeds to the Company will be set forth in the Prospectus Supplement.




                                  ------------------



                   The date of this Prospectus is                 .

                                AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by the Company. The Common Stock and the Rights are listed on the New York Stock Exchange. Reports and other information concerning the Company may be inspected and copied at the office of such Exchange at 20 Broad Street, New York, New York. In addition, the Company's 5% Preferred Stock, $100 par value, is listed on the American Stock Exchange. Reports and other information concerning the Company may also be inspected and copied at the office of such Exchange at 86 Trinity Place, New York, New York.


                                ----------------------

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents, filed by the Company with the Commission pursuant to the 1934 Act, are hereby incorporated by reference:

               (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997 ("1997 Form
                    10-K").

               (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

               Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to
          Section 13 or 15(d) of the 1934 Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such most recent Annual Report on Form 10-K. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document referred to above which has been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Shareholder Services, Minnesota Power, 30 West Superior Street, Duluth, Minnesota 55802, telephone number (218) 723-3974 or (800) 535-
          3056.

                                     THE COMPANY

               Minnesota Power, a broadly diversified service company incorporated under the laws of the State of Minnesota in 1906, has operations in four business segments: (1) Electric Operations, which include electric and gas services, and coal mining; (2) Water Services, which include water and wastewater services; (3) Automotive Services, which include a network of vehicle auctions, a finance company and an auto transport company; and (4) Investments, which include a securities portfolio, a 21 percent equity investment in a financial guaranty reinsurance and insurance company, and real estate operations. Corporate Charges represent general corporate expenses, including interest, not specifically allocated to any one business segment. As of March 31, 1998 the Company and its subsidiaries had approximately 6,900 employees. The principal executive offices of the Company are located at 30 West Superior Street, Duluth, Minnesota 55802, telephone number (218) 722-2641.

                                                                (Unaudited)
                                                            Three Months Ended
                               Year Ended December 31            March 31
                           ----------------------------     ------------------
                            1997       1996       1995       1998       1997
     -------------------------------------------------------------------------
     MILLIONS

        OPERATING REVENUE
         AND INCOME
        Electric
         Operations        $541.9     $529.2    $503.5      $134.0    $131.5
        Water Services       95.5       85.2      66.1        20.8      20.6
        Automotive
         Services (a)       255.5      183.9      61.6        76.7      60.5
        Investments          60.9       49.9      43.7        15.2       9.5
        Corporate Charges    (0.2)      (1.3)     (2.0)       (0.1)      0.0
                           ------     ------    ------      ------    ------
                           $953.6     $846.9    $672.9      $246.6    $222.1
                           ======     ======    ======      ======    ======

        NET INCOME
        Electric
         Operations        $ 43.1     $ 39.4    $ 41.0      $  9.5   $  12.3
        Water Services        8.2        5.4      (1.0)        0.7       0.4
        Automotive
         Services (a)        14.0        3.7         -         5.4       3.2
        Investments          32.1       38.1      41.3         8.3       5.6
        Corporate Charges   (19.8)     (17.4)    (19.4)       (5.4)     (5.4)
                           ------     ------    ------      ------    ------
                             77.6       69.2      61.9        18.5      16.1
        Discontinued
         Operations (b)         -          -       2.8           -         -
                           ------     ------    ------      ------    ------
                           $ 77.6     $ 69.2    $ 64.7      $ 18.5    $ 16.1
                           ======     ======    ======      ======    ======

     -----------------------------------------------------------------------

     BASIC AND DILUTED
       EARNINGS PER SHARE
       OF COMMON STOCK
            Continuing
              Operations    $2.47      $2.28     $2.06        $.58      $.52
            Discontinued
              Operations        -          -       .10           -         -
                            -----      -----     -----       -----     -----
                            $2.47      $2.28     $2.16        $.58      $.52
                            =====      =====     =====       =====     =====

     AVERAGE SHARES OF
      COMMON STOCK -
      MILLIONS               30.6       29.3      28.5        31.1      30.3

     -----------------------------------------------------------------------

          (a) The Company purchased 80 percent of ADESA, including AFC and Great Rigs, on July 1, 1995, another 3 percent in January 1996 and the remaining 17 percent in August 1996.
          (b) On June 30, 1995 the Company sold its interest in a paper and pulp business to Consolidated Papers, Inc.

          ELECTRIC OPERATIONS

               Electric Operations generate, transmit, distribute and market electricity. Minnesota Power provides electricity to 123,000 customers in northeastern Minnesota. MPEX, a division of Minnesota Power, is an expansion of the Company's inter-utility marketing group which has been a buyer and seller of capacity and energy for over 25 years in the wholesale power market. The customers of MPEX are other power suppliers in the Midwest and Canada. MPEX also contracts with its customers to provide hourly energy scheduling and power trading services. The Company's wholly owned subsidiary, Superior Water, Light and Power Company, sells electricity to 14,000 customers and natural gas to 11,000 customers, and provides water to 10,000 customers in northwestern Wisconsin. BNI Coal, Ltd. ("BNI Coal"), another wholly owned subsidiary of the Company, owns and operates a lignite mine in North Dakota. Two electric generating cooperatives, Minnkota Power Cooperative, Inc. and Square Butte Electric Cooperative ("Square Butte"), presently consume virtually all of BNI Coal's production of lignite coal under coal supply agreements extending to 2027. Under an agreement with Square Butte, Minnesota Power purchases about 71 percent of the output from the Square Butte unit which is capable of generating up to 455 megawatts ("MW").

               In 1997 industrial customers contributed about half of the Company's electric operating revenue. The Company has large power contracts to sell power to eleven industrial customers (five taconite producers, four paper and pulp mills, and two pipeline companies) each requiring 10 MW or more of power. These contracts, which have termination dates ranging from April 2001 to October 2008, require the Company to have a certain amount of generating capacity available. In turn each customer is required to pay a minimum monthly demand charge that covers the fixed costs associated with having capacity available to serve the customer, including a return on common equity. Under the contracts, industrial customers pay demand charges for the base portion of their capacity needs on a take-or-pay basis for the entire term of the contract, while most customers are permitted bi-annually (coincident with each power pool season) to establish their capacity needs above this base, thereby committing to additional demand charges. In addition to the demand charge, each customer is billed an energy charge for each kilowatthour used that recovers the variable costs incurred in generating electricity.

          WATER SERVICES

               Water Services include regulated and non-regulated wholly owned subsidiaries of the Company. Florida Water Services Corporation, which is the largest investor owned water supplier in Florida, provides water to 119,000 customers and wastewater treatment services to 53,000 customers. Heater Utilities, Inc. provides water to 29,000 customers and wastewater treatment services to 2,000 customers in North Carolina. Instrumentation Services, Inc. ("ISI") provides predictive maintenance and instrumentation consulting services to water and wastewater utilities, and other industrial operations throughout the southeastern part of the United States as well as Texas and Minnesota. U.S. Maintenance and Management Services Corporation ("USM&M") was incorporated in 1997 to complement ISI's operations. USM&M provides maintenance services to water and wastewater utilities, and other industrial operations primarily in Florida. Americas' Water Services Corporation, which is headquartered near Chicago, Illinois, offers contract management, operations and maintenance services to governments and industries in the Americas.

          AUTOMOTIVE SERVICES

               Automotive Services include wholly owned subsidiaries operating as integral parts of the vehicle auction business:
          ADESA Corporation ("ADESA"), a network of vehicle auctions; Automotive Finance Corporation ("AFC"), a finance company; and Great Rigs Incorporated ("Great Rigs"), an auto transport company. ADESA is the third largest vehicle auction network in the United States. Headquartered in Indianapolis, Indiana, ADESA owns and operates 25 vehicle auction facilities in the United States and Canada through which used cars and other vehicles are purchased and sold to franchised automobile dealers and licensed used car dealers. In April 1998 ADESA reached agreements to purchase three additional vehicle auctions which will increase the number of facilities to 28. Sellers at ADESA's auctions include domestic and foreign auto manufacturers, car dealers, automotive fleet/lease companies, banks and finance companies. AFC provides inventory financing for wholesale and retail automobile dealers who purchase vehicles from ADESA auctions, independent auctions and other auction chains. AFC is headquartered in Indianapolis, Indiana, and has 57 loan production offices located at most ADESA auctions, as well as at or near independently owned auto auctions. From these offices car dealers obtain credit to purchase vehicles at any of the over 300 auctions approved by AFC. Great Rigs is one of the nation's largest independent used automobile transport carriers with 140 leased automotive carriers. Headquartered in Moody, Alabama, Great Rigs offers customers pick up and delivery service through 11 strategically located transportation hubs. Customers of Great Rigs include ADESA auctions, car dealerships, vehicle manufacturers, leasing companies, finance companies and other auctions.

          INVESTMENTS

               Minnesota Power's securities portfolio is managed by selected outside managers as well as internal managers. It is intended to provide stable earnings and liquidity, and is available for investment in existing businesses, acquisitions and other corporate purposes. The Company's objective is to maintain corporate liquidity between 7 percent and 10 percent of total assets ($150 million to $200 million). The Company plans to continue to concentrate in market-neutral investment strategies designed to provide stable and acceptable returns without sacrificing needed liquidity. The securities portfolio is structured to perform at an after-tax return between 7 percent and 9 percent. While these returns may seem modest compared to broader market indices over the past three years, the Company believes its investment strategy is a wise course in a volatile economic environment. Returns will continue to be partially dependent on general market conditions. The Company's investment in the securities portfolio at March 31, 1998 was approximately $190 million.

               Minnesota Power owns 3.3 million shares of Capital Re Corporation ("Capital Re"), a specialty insurance and reinsurance business. Capital Re's product lines currently include financial guaranty, mortgage, title, financial, credit and specialty reinsurance, and specialty insurance through its participation in Lloyds of London. Capital Re trades on the New York Stock Exchange under the symbol KRE. Minnesota Power's ownership represents 21 percent of the 16 million total outstanding shares of Capital Re. The market value of the Company's investment in Capital Re was $210 million at March 31, 1998 based on a Capital Re share price of $64.25. The Company accounts for its investment in Capital Re under the equity method and the carrying value was $123 million at March 31, 1998.

               The Company owns 80 percent of Lehigh Acquisition Corporation ("Lehigh"), a real estate company in Florida. Lehigh owns 2,500 acres of land and approximately 4,000 home sites near Fort Myers, Florida; 1,000 home sites in Citrus County, Florida; and 2,700 home sites and 12,000 acres of residential, commercial and industrial land at Palm Coast, Florida.


                                   USE OF PROCEEDS

               The Company is offering a maximum of 3,000,000 shares of its New Stock. The net proceeds to be received from the issuance and sale of the New Stock will be used for general corporate purposes which may include, among other things, acquisitions.

               Reference is made to the Incorporated Documents with respect to the Company's general capital requirements and general financing plans and capabilities.

                              DIVIDENDS AND PRICE RANGE

               The following table sets forth the high and low sales prices per share of the Common Stock reported on the New York Stock Exchange composite tape as published in The Wall Street Journal and the dividends paid for the indicated periods.

                                               PRICE RANGE
                                               -----------       DIVIDENDS
                                              HIGH        LOW    PER SHARE
                                              ----        ---    ---------


           1996 First Quarter . . . . . . .   $29 3/4   $26 1/8   $  0.51
                Second Quarter  . . . . . .    29        26          0.51
                Third Quarter . . . . . . .    28 3/4    26          0.51
                Fourth Quarter  . . . . . .    28 7/8    26 3/8      0.51

           1997 First Quarter . . . . . . .   $29       $27 1/4   $  0.51
                Second Quarter  . . . . . .    30 5/8    27          0.51
                Third Quarter . . . . . . .    36 5/16   30 1/4      0.51
                Fourth Quarter  . . . . . .    44        35 3/16     0.51

           1998 First Quarter . . . . . . .   $43 7/16  $39 1/8   $  0.51
                Second Quarter (through May
                7, 1998)  . . . . . . . . .    42 15/16  39 3/16

               The last reported sale price of the Common Stock on the New York Stock Exchange composite tape on May 7, 1998, was $39.25 per share.

               The Company has paid dividends without interruption on its Common Stock since 1948, the date of initial distribution of the Common Stock by American Power & Light Company, the former holder of all such stock.

               The Company has a Dividend Reinvestment and Stock Purchase Plan ("Plan"). The Plan provides investors ("Participants") with a convenient method of acquiring shares of Common Stock through
          (i) the reinvestment in Common Stock of all or a portion of the cash dividends payable on the Participant's holdings of Common Stock and Preferred Stocks, and/or (ii) the investment of optional cash payments pursuant to the terms of the Plan. The Company reserves the right to suspend, modify, amend or terminate the Plan at any time and to interpret and regulate the Plan as it deems necessary or desirable in connection with the operation of the Plan. Shares of Common Stock are offered for sale under the Plan only by means of a separate prospectus available upon request from the Company.


                             DESCRIPTION OF COMMON STOCK

               General. The following statements relating to the Common Stock are merely an outline and do not purport to be complete. They are qualified in their entirety by reference to the Company's Articles of Incorporation ("Articles of Incorporation") and the Mortgage and Deed of Trust of the Company. Reference is also made to the laws of the State of Minnesota.

               The Company's authorized capital stock consists of 65,000,000 shares of Common Stock, without par value, 116,000 shares of 5% Preferred Stock, $100 par value, 1,000,000 shares of Serial Preferred Stock, without par value, and 2,500,000 shares of Serial Preferred Stock A, without par value. The Company is proposing to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock from 65,000,000 to 130,000,000. This proposal is being presented to the Company's shareholders for approval at the Annual Meeting of Shareholders to be held on May 12, 1998.

               Dividend Rights. The Common Stock is entitled to all dividends after full provision for dividends on the issued and outstanding Preferred Stocks and the sinking fund requirements of the Serial Preferred Stock A, $7.125 Series and $6.70 Series.

               The Articles of Incorporation provide that so long as any shares of the Company's Preferred Stocks are outstanding, cash dividends on Common Stock are restricted to 75 percent of available net income when Common Stock equity is or would become less than 25 percent but more than 20 percent of total capitalization. This restriction becomes 50 percent when such equity is or would become less than 20 percent. See Note 10 to Consolidated Financial Statements incorporated by reference in the Company's 1997 Form 10-K.

               Voting Rights (Non-Cumulative Voting). Holders of Common Stock are entitled to notice of and to vote at any meeting of shareholders. Each share of Common Stock, as well as each share of the issued and outstanding Preferred Stocks, is entitled to one vote. Since the holders of such shares do not have cumulative voting rights, the holders of more than 50 percent of the shares voting can elect all the Company's directors, and in such event the holders of the remaining shares voting (less than 50 percent) cannot elect any directors. In addition, the Preferred Stocks are expressly entitled, as one class, to elect a majority of the directors (the Common Stock, as one class, electing the minority) whenever dividends on any of such Preferred Stocks shall be in default in the amount of four quarterly payments and thereafter until all such dividends in default shall have been paid. The Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, such as quorums, terms of directors elected, vacancies, class voting as between Preferred Stocks and Common Stock, meetings, adjournments and other matters.

               The Articles of Incorporation contain certain provisions which make it difficult to obtain control of the Company through transactions not having the approval of the Board of Directors, including:

               (1) A provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of capital stock of the Company, present and entitled to vote, in order to authorize certain "Business Combinations." Any such Business Combination is required to meet certain "fair price" and procedural requirements. Neither a 75 percent stockholder vote nor "fair price" is required for any Business Combination which has been approved by a majority of the "Disinterested Directors."

               (2) A provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied.

               (3) A provision providing that certain of the Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of capital stock, present and entitled to vote, unless such alteration is recommended to the shareholders by a majority of the Disinterested Directors.

               Liquidation Rights. After satisfaction of creditors and of the preferential liquidation rights of the outstanding Preferred Stocks ($100 per share plus unpaid accumulated dividends), the holders of the Common Stock are entitled to share ratably in the distribution of all remaining assets.

               Miscellaneous. Holders of Common Stock have no preemptive or conversion rights.

               The Common Stock is listed on the New York Stock Exchange.

               The transfer agents and registrars for the Common Stock are Norwest Bank Minnesota, N.A. and the Company.


                    DESCRIPTION OF PREFERRED SHARE PURCHASE RIGHTS

               Reference is made to the Rights Agreement, dated as of July 24, 1996 ("Rights Plan") between the Company and the Corporate Secretary of the Company, as Rights Agent. The description of the Rights set forth below does not purport to be complete and is qualified in its entirety by reference to the Rights Plan. Reference is also made to the laws of the State of Minnesota.

               On July 24, 1996 the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of Common Stock to shareholders of record at the close of business on July 24, 1996 ("Record Date") and authorized the issuance of one Right with respect to each share of Common Stock that becomes outstanding between the Record Date and July 23, 2006 or such earlier time as the Rights are redeemed. Except as described below, each Right, when exercisable, entitles the registered holder to purchase from the Company one one-hundredth of a share of Junior Serial Preferred Stock A, without par value ("Serial Preferred"), at a price of $90 per one one-hundredth share ("Purchase Price"), subject to adjustment.

               No separate Right Certificates will be distributed. The Rights will be evidenced by the Common Stock certificates together with a copy of the Summary of Rights Plan and not by separate certificates until the earlier to occur (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") or (ii) 15 business days (or such later date as may be determined by action of the Board of Directors prior to the time that any person becomes an Acquiring Person) following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of 15 percent or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date").

               Until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, expiration or termination of the Rights), the transfer of any certificates for Common Stock, with or without a copy of the Summary of Rights Plan, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Right Certificates alone will evidence the Rights.

               Each whole share of Serial Preferred will have a minimum preferential quarterly dividend rate equal to the greater of $51 per share or, subject to anti-dilution adjustment, 100 times the dividend declared on the Common Stock. In the event of liquidation, no distribution will be made to the holders of Common Stock unless, prior thereto, the holders of the Serial Preferred have received a liquidation preference of $100 per share, plus accrued and unpaid dividends. Holders of the Serial Preferred will be entitled to notice of and to vote at any meeting of the Company's shareholders. Each whole share of Serial Preferred is entitled to one vote. Such shares do not have cumulative voting rights. The Serial Preferred, together with the issued and outstanding shares of the other Preferred Stocks of the Company, will be expressly entitled, as one class, to elect a majority of directors (the Common Stock electing the minority) whenever dividends on any of the Preferred Stocks shall be in default in the amount of four quarterly payments and thereafter until all such dividends in default shall have been paid. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged for or converted into other securities and/or property, each whole share of Serial Preferred will be entitled to receive, subject to anti-dilution adjustment, 100 times the amount into which or for which each share of Common Stock is so exchanged or converted. The shares of Serial Preferred are not redeemable by the Company.

               The Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) July 23, 2006 ("Final Expiration Date"), (ii) the redemption of the Rights by the Company as described below, and (iii) the exchange of all Rights for Common Stock as described below.

               In the event that any person (other than the Company, its affiliates or any person receiving newly-issued shares of Common Stock directly from the Company) becomes the beneficial owner of 15 percent or more of the then outstanding shares of Common Stock, each holder of a Right will thereafter have a right to receive, upon exercise at the then current exercise price of the Right, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The Rights Plan contains an exemption for any issuance of Common Stock by the Company directly to any person (for example, in a private placement or an acquisition by the Company in which Common Stock is used as consideration), even if that person would become the beneficial owner of 15 percent or more of the Common Stock, provided that such person does not acquire any additional shares of Common Stock.

               In the event that, at any time following the Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction or 50 percent or more of the Company's assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the Right.

               Notwithstanding the foregoing, following the occurrence of any of the events set forth in the preceding two paragraphs (the "Triggering Events"), any Rights that are, or (under certain circumstances specified in the Rights Plan) were, beneficially owned by any Acquiring Person will immediately become null and void.

               The Purchase Price payable, and the number of shares of Serial Preferred or other securities or property issuable, upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, the Serial Preferred or the Common Stock, or a reverse split of the outstanding shares of Serial Preferred or the Common Stock.

               At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15 percent or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50 percent or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

               With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in the Purchase Price. The Company will not be required to issue fractional shares of Serial Preferred or Common Stock (other than fractions in multiples of one one-hundredths of a share of Serial Preferred) and, in lieu thereof, an adjustment in cash may be made based on the market price of the Serial Preferred or Common Stock on the last trading date prior to the date of exercise.

               At any time after the date of the Rights Plan until the time that a person becomes an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right ("Redemption Price"), which may (at the option of the Company) be paid in cash, shares of Common Stock or other consideration deemed appropriate by the Board of Directors. Upon the effectiveness of any action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

               Issuance of Serial Preferred or Common Stock upon exercise of the Rights will be subject to any necessary regulatory approvals. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. One million shares of Serial Preferred were reserved for issuance in the event of exercise of the Rights.

               The provisions of the Rights Plan may be amended by the Company, except that any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

               The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired, and under certain circumstances the Rights beneficially owned by such a person or group may become void. The Rights should not interfere with any merger or other business combination approved by the Board of Directors because, if the Rights would become exercisable as a result of such merger or business combination, the Board of Directors may, at its option, at any time prior to the time that any person becomes an Acquiring Person, redeem all (but not less than all) of the then outstanding Rights at the Redemption Price.


                                       EXPERTS

               The Company's consolidated financial statements incorporated in this Prospectus by reference to the Company's 1997 Form 10-K have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The statements as to matters of law and legal conclusions under "Description of Common Stock" and "Description of Preferred Share Purchase Rights" in this Prospectus and in the Incorporated Documents have been reviewed by Philip R. Halverson, Esq., Duluth, Minnesota, Vice President, General Counsel and Secretary for Minnesota Power, and are set forth or incorporated herein by reference in reliance upon his opinion given upon his authority as an expert.

               As of April 30, 1998 Mr. Halverson owned 7,056 shares Minnesota Power Common Stock. Mr. Halverson is acquiring additional shares of Minnesota Power Common Stock at regular intervals as a participant in the Company's Employee Stock Ownership Plan, Employee Stock Purchase Plan, Supplemental Retirement Plan and Dividend Reinvestment and Stock Purchase Plan. In addition, Mr. Halverson has options to purchase 7,558 shares of Minnesota Power Common Stock pursuant to the Company's Executive Long-Term Incentive Compensation Plan.


                                    LEGAL OPINIONS

               The legality of the New Stock will be passed upon for the Company by Mr. Halverson and by Reid & Priest LLP, New York, New York, counsel for the Company, and for any underwriter, dealer or agent by Morrison Cohen Singer & Weinstein, LLP. Reid & Priest LLP and Morrison Cohen Singer & Weinstein, LLP may rely as to all matters of Minnesota law upon the opinion of Mr. Halverson.


                                 PLAN OF DISTRIBUTION

               The Company may sell the New Stock in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of institutional purchasers or to a single purchaser; or
          (iii) through agents. The Prospectus Supplement relating to the Offered Stock will set forth the terms of the offering of the Offered Stock, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Stock and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

               If underwriters are used in any sale of the New Stock, the Offered Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Offered Stock will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriter or underwriters to purchase the Offered Stock will be subject to certain conditions precedent and the underwriter or underwriters will be obligated to purchase all the Offered Stock if any is purchased except that, in certain cases involving a default by one or more underwriters, less than all of the Offered Stock may be purchased.

               Offered Stock may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Stock in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

               If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Stock from the Company at the public offering price to be set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

               Subject to certain conditions, agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, arising out of or based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in the registration statement, this Prospectus, a Prospectus Supplement or the Incorporated Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. See the Prospectus Supplement.



                                  -----------------

          =================================================================


             NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
          THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


                                   ---------------


                                  TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----


          Available Information . . . . . . . . . . . . . . . . . . . .   2

          Incorporation of Certain Documents by Reference . . . . . . .   2

          The Company . . . . . . . . . . . . . . . . . . . . . . . . .   3

          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .   5

          Dividends and Price Range . . . . . . . . . . . . . . . . . .   6

          Description of Common Stock . . . . . . . . . . . . . . . . .   6

          Description of Preferred Share Purchase Rights  . . . . . . .   7

          Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

          Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . .  10

          Plan of Distribution  . . . . . . . . . . . . . . . . . . . .  10



          =================================================================



          =================================================================






                                   3,000,000 SHARES




                                      MINNESOTA


                                    POWER & LIGHT


                                       COMPANY




                                     COMMON STOCK

                                 (WITHOUT PAR VALUE)




                                   ---------------

                                      PROSPECTUS

                                   ---------------








                                              , 199
                                 --------- ---     --





          =================================================================

                   PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

          ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

             The expenses in connection with the issuance and distribution of the securities being registered are:

             Filing Fee - Securities and Exchange Commission     $ 35,483
             Stock exchange listing fee                            10,937
             Fees of Company's legal counsel*                     100,000
             Independent accountants' fees*                        25,000
             Printing, including Form S-3,
               prospectus, exhibits, etc.*                         75,000
             Fees of transfer agent and registrar*                 10,000
             Miscellaneous expenses*                               33,580
                                                                 --------
                Total*                                           $290,000
                                                                 ========


          ------------
          *Estimated


          ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys' fees and disbursements) where such person, among other things, has not been indemnified by another organiza-tion, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

             Section 13 of the Bylaws of the Company contains the following provisions relative to indemnification of directors and officers:

             "The Company shall reimburse or indemnify each present and future director and officer of the Company (and his or her heirs, executors and administrators) for or against all expenses reason-ably incurred by such director or officer in connection with or arising out of any action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of the Company. Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A. By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Offi-cer, such indemnification may be extended to include agents and employees who are not directors or officers of the Company, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Company."

             "Reasonable expenses may include reimbursement of attorney's fees and disbursements, including those incurred by a person in connection with an appearance as a witness."

             "Upon written request to the Company and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or director may receive an advance for reasonable expenses if such agent, employee, officer or director is made or threatened to be made a party to a proceeding involving a matter for which indemnifica-tion is believed to be available under Minnesota Statutes Chapter 302A."

             "The foregoing rights shall not be exclusive of other rights to which any director or officer may otherwise be entitled and shall be available whether or not the director or officer contin-ues to be a director or officer at the time of incurring such expenses and liabilities."

             The Company has insurance covering its expenditures which might arise in connection with the lawful indemnification of its directors and officers for their liabilities and expenses, and insuring officers and directors of the Company against certain other liabilities and expenses.


          ITEM 16.  EXHIBITS

          EXHIBIT
          NUMBER
          ------

            1          - Form of Underwriting Agreement.

             *4(a)1    - Articles of Incorporation, restated as of July 27,
                         1988 (filed as Exhibit 3(a), File No. 33-24936).

             *4(a)2    - Certificate Fixing Terms of Serial Preferred Stock
                         A, $7.125 Series (filed as Exhibit 3(a)2, File No. 33-50143).

             *4(a)3    - Certificate Fixing Terms of Serial Preferred Stock
                         A, $6.70 Series (filed as Exhibit 3(a)3, File No. 33-50143).

             *4(b)     - Bylaws as amended January 23, 1991 (filed as
                         Exhibit 3(b), File No. 33-45549).

             *4(c)l    - Mortgage and Deed of Trust, dated as of September
                         1, 1945, between the Company and Irving Trust Company (now The Bank of New York) and Richard H. West (W.T. Cunningham, successor), Trustees (filed as Exhibit 7(c), File No. 2-5865).

             *4(c)2    - Supplemental Indentures to Mortgage and Deed of
                         Trust:

                   NUMBER       DATED AS OF      REFERENCE FILE   EXHIBIT
                   ------       -----------      --------------   --------

                   First        March 1, 1949    2-7826            7(b)
                   Second       July 1, 1951     2-9036            7(c)
                   Third        March 1, 1957    2-13075           2(c)
                   Fourth       January 1, 1968  2-27794           2(c)
                   Fifth        April 1, 1971    2-39537           2(c)
                   Sixth        August 1, 1975   2-54116           2(c)
                   Seventh      September 1, 19762-57014           2(c)
                   Eighth       September 1, 19772-59690           2(c)
                   Ninth        April 1, 1978    2-60866           2(c)
                   Tenth        August 1, 1978   2-62852          2(d)2
                   Eleventh     December 1, 1982 2-56649          4(a)3
                   Twelfth      April 1, 1987    33-30224         4(a)3
                   Thirteenth   March 1, 1992    33-47438          4(b)
                   Fourteenth   June 1, 1992     33-55240          4(b)
                   Fifteenth    July 1, 1992     33-55240          4(c)
                   Sixteenth    July 1, 1992     33-55240          4(d)
                   Seventeenth  February 1, 1993 33-50143          4(b)
                   Eighteenth   July 1, 1993     33-50143          4(c)
                   Nineteenth   February 1, 1997 1-3548
                                                 (1996 Form
                                                 10-K)             4(a)3
                   Twentieth    November 1, 1997 1-3548
                                                 (1997 Form
                                                 10-K)             4(a)3

          Exhibit
          Number
          ------

          *4(d)    -   Mortgage and Deed of Trust, dated as of March 1,
                       1943, between Superior Water, Light and Power
                       Company and Chemical Bank & Trust Company and Howard
                       B. Smith, as Trustees, both succeeded by First Bank
                       N.A., as Trustee (filed as Exhibit 7(c), File No. 2-
                       8668), as supplemented and modified by First
                       Supplemental Indenture thereto dated as of March 1, 1951 (filed as Exhibit 2(d)(1), File No. 2-59690),
                       Second Supplemental Indenture thereto dated as of March 1, 1962 (filed as Exhibit 2(d)l, File No. 2-
                       27794), Third Supplemental Indenture thereto dated
                       July 1, 1976 (filed as Exhibit 2(e)l, File No. 2-
                       57478), Fourth Supplemental Indenture thereto dated as of March 1, 1985 (filed as Exhibit 4(b), File No.
                       2-78641), Fifth Supplemental Indenture thereto dated as of December 1, 1992 (filed as Exhibit 4(b)l to
                       Form 10-K for the year ended December 31, 1992, File
                       No. 1-3548), Sixth Supplemental Indenture, dated as of March 24, 1994 (filed as Exhibit 4(b)l to Form
                       10-K for the year ended December 31, 1996, File No.
                       1-3548), Seventh Supplemental Indenture, dated as of
                       November 1, 1994 (filed as Exhibit 4(b)2 to Form 10-
                       K for the year ended December 31, 1996, File No. 1-
                       3548) and Eighth Supplemental Indenture, dated as of January 1, 1997 (filed as Exhibit 4(b)3 to Form 10-K for the year ended December 31, 1996, File No. 1-
                       3548).

          *4(e)    -   Indenture, dated as of March 1, 1993, between
                       Southern States Utilities, Inc. (now Florida Water
                       Services Corporation) and Nationsbank of Georgia,
                       National Association (now SunTrust Bank, Central
                       Florida, N.A.), as Trustee (filed as Exhibit 4(d) to
                       Form 10-K for the year ended December 31, 1992, File
                       No. 1-3548), as supplemented and modified by First
                       Supplemental Indenture, dated as of March 1, 1993
                       (filed as Exhibit 4(c)l to Form 10-K for the year ended December 31, 1996, File No. 1-3548), Second
                       Supplemental Indenture, dated as of March 31, 1997
                       (filed as Exhibit 4 to Form 10-Q for the quarter ended March 31, 1997, File No. 1-3548) and Third
                       Supplemental Indenture, dated as of May 28, 1997
                       (filed as Exhibit 4 to Form 10-Q for the quarter ended June 30, 1997, File No. 1-3548).

          *4(f)    -   Amended and Restated Trust Agreement, dated as of
                       March 1, 1996, relating to MP&L Capital I's 8.05%
                       Cumulative Quarterly Income Preferred Securities, between the Company, as Depositor, and The Bank of New York, The Bank of New York (Delaware), Philip R.
                       Halverson, David G. Gartzke and James K. Vizanko, as
                       Trustees (filed as Exhibit 4(a) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3548).

           *4(g)   -   Amendment No. 1, dated April 11, 1996, to Amended
                       and Restated Trust Agreement, dated as of March 1,
                       1996, relating to MP&L Capital I's 8.05% Cumulative
                       Quarterly Income Preferred Securities (filed as
                       Exhibit 4(b) to Form 10-Q for the quarter ended
                       March 31, 1996, File No. 1-3548).

          *4(h)    -   Indenture, dated as of March 1, 1996, relating to
                       the Company's 8.05% Junior Subordinated Debentures,
                       Series A, Due 2015, between the Company and The Bank of New York, as Trustee (filed as Exhibit 4(c) to
                       Form 10-Q for the quarter ended March 31, 1996, File
                       No. 1-3548).

          *4(i)    -   Guarantee Agreement, dated as of March 1, 1996,
                       relating to MP&L Capital I's 8.05% Cumulative
                       Quarterly Income Preferred Securities, between the
                       Company, as Guarantor, and The Bank of New York, as
                       Trustee (filed as Exhibit 4(d) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3548).

          *4(j)    -   Agreement as to Expenses and Liabilities, dated as
                       of March 20, 1996, relating to MP&L Capital I's
                       8.05% Cumulative Quarterly Income Preferred

                       Securities, between the Company and MP&L Capital I (filed as Exhibit 4(e) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3548).

          *4(k)    -   Officer's Certificate, dated March 20, 1996, estab-
                       lishing the terms of the 8.05% Junior Subordinated
                       Debentures, Series A, Due 2015 issued in connection with the 8.05% Cumulative Quarterly Income Preferred
                       Securities of MP&L Capital I (filed as Exhibit 4(i) to Form 10-K for the year ended December 31, 1996, File No. 1-3548).

          *4(l)    -   Rights Agreement dated as of July 24, 1996, between
                       Minnesota Power & Light Company and the Corporate
                       Secretary of Minnesota Power & Light Company, as
                       Rights Agent (filed as Exhibit 4 to Form 8-K dated
                       August 2, 1996, File No. 1-3548).

          *4(m)    -   Indenture, dated as of May 15, 1996, relating to the
                       ADESA Corporation's 7.70% Senior Notes, Series A,
                       Due 2006, between ADESA Corporation and The Bank of
                       New York, as Trustee (filed as Exhibit 4(k) to Form
                       10-K for the year ended December 31, 1996, File No.
                       1-3548).

           *4(n)   -   Guarantee of Minnesota Power & Light Company, dated
                       as of May 30, 1996, relating to the ADESA
                       Corporation's 7.70% Senior Notes, Series A, Due 2006
                       (filed as Exhibit 4(i) to Form 10-K for the year ended December 31, 1996, File No. 1-3548).

           *4(o)   -   ADESA Corporation Officer's Certificate 1-D-1, dated
                       May 30, 1996, relating to the ADESA Corporation's
                       7.70% Senior Notes, Series A, Due 2006 (filed as Ex-hibit 4(m) to Form 10-K for the year ended December
                       31, 1996, File No. 1-3548).

          5(a)     -   Opinion and Consent of Philip R. Halverson, Esq.,
                       Vice President, General Counsel and Secretary of the
                       Company.

          5(b)     -   Opinion and Consent of Reid & Priest LLP.

          23(a)    -   Consent of Price Waterhouse LLP.

          23(b)    -   Consents of Philip R. Halverson, Esq., and Reid &
                       Priest LLP are contained in Exhibits 5(a) and 5(b), respectively.

          24       -   Power of Attorney (see page II-7).


          ---------------

          *Incorporated herein by reference as indicated.

          ITEM 17.  UNDERTAKINGS.

             The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this regis-tration statement:

                   (i) To include any prospectus required by
                       section 10(a)(3) of the Securities Act
                       of 1933;

                  (ii) To reflect in the prospectus any facts
                       or events arising after the effective
                       date of the registration statement (or
                       the most recent post-effective amend-
                       ment thereof) which, individually or in
                       the aggregate, represent a fundamental
                       change in the information set forth in
                       the registration statement.  Notwith-
                       standing the foregoing, any increase or
                       decrease in volume of securities of-
                       fered (if the total dollar value of
                       securities offered would not exceed
                       that which was registered) and any de-
                       viation from the low or high end of the
                       estimated maximum offering range may be
                       reflected in the form of prospectus
                       filed with the Commission pursuant to
                       Rule 424(b) if, in the aggregate, the
                       changes in volume and price represent
                       no more than a 20 percent change in
                       maximum aggregate offering price set
                       forth in the "Calculation of Registra-
                       tion Fee" table in the effective regis-
                       tration statement;

                 (iii) To include any material information
                       with respect to the plan of distribu-
                       tion not previously disclosed in the
                       registration statement or any material
                       change to such information in the reg-
                       istration statement.

               Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporat-ed by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration state-ment relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effec-tive amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registr-ant's annual report pursuant to section 13(a) or sec-tion 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration state-ment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the ques-tion whether such indemnification by it is against public policy as expressed in the Act and will be gov-erned by the final adjudication of such issue.

                                  POWER OF ATTORNEY

             Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to the registration state-ment, and appoints any such agent for service as attorney-in-fact to sign in each such person's behalf individually and in each capacity stated below and file any such amendments to the regis-tration statement and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authori-ty to sign and file any such amendments in its name and behalf.


                                      SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on May 8, 1998.


                                       MINNESOTA POWER & LIGHT COMPANY
                                                  (Registrant)


                                       By     /s/ Edwin L. Russell
                                         --------------------------------
                                                Edwin L. Russell
                                             Chairman, President and
                                             Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                 TITLE                 DATE
                  ---------                 -----                 ----


         /s/ Edwin L. Russell      Chairman, President,        May 8, 1998
       -------------------------  Chief Executive Officer
             Edwin L. Russell          and Director
           Chairman, President,
          Chief Executive Officer
               and Director


           /s/ D. G. Gartzke      Senior Vice President-       May 8, 1998
       -------------------------       Finance and
               D. G. Gartzke      Chief Financial Officer
           Senior Vice President
                 -Finance
            and Chief Financial
                  Officer


          /s/ Mark A. Schober           Controller             May 8, 1998
       -------------------------
              Mark A. Schober
                Controller

                  SIGNATURE                 TITLE                 DATE
                  ---------                 -----                 ----



          /s/ Kathleen A. Brekken        Director              May 8, 1998
       ---------------------------
            Kathleen A. Brekken


           /s/ Merrill K. Cragun         Director              May 8, 1998
       ---------------------------
             Merrill K. Cragun


           /s/ Dennis E. Evans           Director              May 8, 1998
       ---------------------------
              Dennis E. Evans


          /s/ Peter J. Johnson            Director             May 8, 1998
       ---------------------------
             Peter J. Johnson


          /s/ George L. Mayer             Director             May 8, 1998
       ---------------------------
              George L. Mayer


           /s/ Paula F. McQueen          Director              May 8, 1998
       ---------------------------
             Paula F. McQueen


          /s/ Robert S. Nickoloff        Director              May 8, 1998
       ---------------------------
            Robert S. Nickoloff


            /s/ Jack I. Rajala           Director              May 8, 1998
       ---------------------------
              Jack I. Rajala


          /s/ Arend J. Sandbulte         Director              May 8, 1998
       ---------------------------
            Arend J. Sandbulte


              /s/ Nick Smith             Director              May 8, 1998
       ---------------------------
                Nick Smith


          /s/ Bruce W. Stender           Director              May 8, 1998
       ---------------------------
             Bruce W. Stender


         /s/ Donald C. Wegmiller         Director              May 8, 1998
       ---------------------------
            Donald C. Wegmiller

                                  EXHIBIT INDEX


           Exhibit                    Description
           -------                    -----------


              1        - Form of Underwriting Agreement.

             *4(a)1    - Articles of Incorporation, restated as of July 27,
                         1988 (filed as Exhibit 3(a), File No. 33-24936).

             *4(a)2    - Certificate Fixing Terms of Serial Preferred Stock
                         A, $7.125 Series (filed as Exhibit 3(a)2, File No. 33-50143).

             *4(a)3    - Certificate Fixing Terms of Serial Preferred Stock
                         A, $6.70 Series (filed as Exhibit 3(a)3, File No. 33-50143).

             *4(b)     - Bylaws as amended January 23, 1991 (filed as
                         Exhibit 3(b), File No. 33-45549).

             *4(c)l    - Mortgage and Deed of Trust, dated as of September
                         1, 1945, between the Company and Irving Trust Company (now The Bank of New York) and Richard H. West (W.T. Cunningham, successor), Trustees (filed as Exhibit 7(c), File No. 2-5865).

             *4(c)2    - Supplemental Indentures to Mortgage and Deed of
                         Trust:

                   NUMBER       DATED AS OF      REFERENCE FILE   EXHIBIT
                   ------       -----------      --------------   --------

                   First        March 1, 1949    2-7826            7(b)
                   Second       July 1, 1951     2-9036            7(c)
                   Third        March 1, 1957    2-13075           2(c)
                   Fourth       January 1, 1968  2-27794           2(c)
                   Fifth        April 1, 1971    2-39537           2(c)
                   Sixth        August 1, 1975   2-54116           2(c)
                   Seventh      September 1, 19762-57014           2(c)
                   Eighth       September 1, 19772-59690           2(c)
                   Ninth        April 1, 1978    2-60866           2(c)
                   Tenth        August 1, 1978   2-62852          2(d)2
                   Eleventh     December 1, 1982 2-56649          4(a)3
                   Twelfth      April 1, 1987    33-30224         4(a)3
                   Thirteenth   March 1, 1992    33-47438          4(b)
                   Fourteenth   June 1, 1992     33-55240          4(b)
                   Fifteenth    July 1, 1992     33-55240          4(c)
                   Sixteenth    July 1, 1992     33-55240          4(d)
                   Seventeenth  February 1, 1993 33-50143          4(b)
                   Eighteenth   July 1, 1993     33-50143          4(c)
                   Nineteenth   February 1, 1997 1-3548
                                                 (1996 Form
                                                 10-K)             4(a)3
                   Twentieth    November 1, 1997 1-3548
                                                 (1997 Form
                                                 10-K)             4(a)3


          *4(d)    -   Mortgage and Deed of Trust, dated as of March 1,
                       1943, between Superior Water, Light and Power
                       Company and Chemical Bank & Trust Company and Howard
                       B. Smith, as Trustees, both succeeded by First Bank
                       N.A., as Trustee (filed as Exhibit 7(c), File No. 2-
                       8668), as supplemented and modified by First
                       Supplemental Indenture thereto dated as of March 1, 1951 (filed as Exhibit 2(d)(1), File No. 2-59690),
                       Second Supplemental Indenture thereto dated as of March 1, 1962 (filed as Exhibit 2(d)l, File No. 2-
                       27794), Third Supplemental Indenture thereto dated
                       July 1, 1976 (filed as Exhibit 2(e)l, File No. 2-
                       57478), Fourth Supplemental Indenture thereto dated as of March 1, 1985 (filed as Exhibit 4(b), File No.
                       2-78641), Fifth Supplemental Indenture thereto dated as of December 1, 1992 (filed as Exhibit 4(b)l to
                       Form 10-K for the year ended December 31, 1992, File
                       No. 1-3548), Sixth Supplemental Indenture, dated as of March 24, 1994 (filed as Exhibit 4(b)l to Form
                       10-K for the year ended December 31, 1996, File No.
                       1-3548), Seventh Supplemental Indenture, dated as of
                       November 1, 1994 (filed as Exhibit 4(b)2 to Form 10-
                       K for the year ended December 31, 1996, File No. 1-
                       3548) and Eighth Supplemental Indenture, dated as of January 1, 1997 (filed as Exhibit 4(b)3 to Form 10-K for the year ended December 31, 1996, File No. 1-
                       3548).

          *4(e)    -   Indenture, dated as of March 1, 1993, between
                       Southern States Utilities, Inc. (now Florida Water
                       Services Corporation) and Nationsbank of Georgia,
                       National Association (now SunTrust Bank, Central
                       Florida, N.A.), as Trustee (filed as Exhibit 4(d) to
                       Form 10-K for the year ended December 31, 1992, File
                       No. 1-3548), as supplemented and modified by First
                       Supplemental Indenture, dated as of March 1, 1993
                       (filed as Exhibit 4(c)l to Form 10-K for the year ended December 31, 1996, File No. 1-3548), Second
                       Supplemental Indenture, dated as of March 31, 1997
                       (filed as Exhibit 4 to Form 10-Q for the quarter ended March 31, 1997, File No. 1-3548) and Third
                       Supplemental Indenture, dated as of May 28, 1997
                       (filed as Exhibit 4 to Form 10-Q for the quarter ended June 30, 1997, File No. 1-3548).

          *4(f)    -   Amended and Restated Trust Agreement, dated as of
                       March 1, 1996, relating to MP&L Capital I's 8.05%
                       Cumulative Quarterly Income Preferred Securities, between the Company, as Depositor, and The Bank of New York, The Bank of New York (Delaware), Philip R.
                       Halverson, David G. Gartzke and James K. Vizanko, as
                       Trustees (filed as Exhibit 4(a) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3548).

           *4(g)   -   Amendment No. 1, dated April 11, 1996, to Amended
                       and Restated Trust Agreement, dated as of March 1,
                       1996, relating to MP&L Capital I's 8.05% Cumulative
                       Quarterly Income Preferred Securities (filed as
                       Exhibit 4(b) to Form 10-Q for the quarter ended
                       March 31, 1996, File No. 1-3548).

          *4(h)    -   Indenture, dated as of March 1, 1996, relating to
                       the Company's 8.05% Junior Subordinated Debentures,
                       Series A, Due 2015, between the Company and The Bank of New York, as Trustee (filed as Exhibit 4(c) to
                       Form 10-Q for the quarter ended March 31, 1996, File
                       No. 1-3548).

          *4(i)    -   Guarantee Agreement, dated as of March 1, 1996,
                       relating to MP&L Capital I's 8.05% Cumulative
                       Quarterly Income Preferred Securities, between the
                       Company, as Guarantor, and The Bank of New York, as
                       Trustee (filed as Exhibit 4(d) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3548).

          *4(j)    -   Agreement as to Expenses and Liabilities, dated as
                       of March 20, 1996, relating to MP&L Capital I's
                       8.05% Cumulative Quarterly Income Preferred
                       Securities, between the Company and MP&L Capital I
                       (filed as Exhibit 4(e) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3548).

          *4(k)    -   Officer's Certificate, dated March 20, 1996, estab-
                       lishing the terms of the 8.05% Junior Subordinated
                       Debentures, Series A, Due 2015 issued in connection with the 8.05% Cumulative Quarterly Income Preferred
                       Securities of MP&L Capital I (filed as Exhibit 4(i) to Form 10-K for the year ended December 31, 1996, File No. 1-3548).

          *4(l)    -   Rights Agreement dated as of July 24, 1996, between
                       Minnesota Power & Light Company and the Corporate
                       Secretary of Minnesota Power & Light Company, as
                       Rights Agent (filed as Exhibit 4 to Form 8-K dated
                       August 2, 1996, File No. 1-3548).

          *4(m)    -   Indenture, dated as of May 15, 1996, relating to the
                       ADESA Corporation's 7.70% Senior Notes, Series A,
                       Due 2006, between ADESA Corporation and The Bank of
                       New York, as Trustee (filed as Exhibit 4(k) to Form
                       10-K for the year ended December 31, 1996, File No.
                       1-3548).

           *4(n)   -   Guarantee of Minnesota Power & Light Company, dated
                       as of May 30, 1996, relating to the ADESA
                       Corporation's 7.70% Senior Notes, Series A, Due 2006
                       (filed as Exhibit 4(i) to Form 10-K for the year ended December 31, 1996, File No. 1-3548).

           *4(o)   -   ADESA Corporation Officer's Certificate 1-D-1, dated
                       May 30, 1996, relating to the ADESA Corporation's
                       7.70% Senior Notes, Series A, Due 2006 (filed as Ex-hibit 4(m) to Form 10-K for the year ended December
                       31, 1996, File No. 1-3548).

          5(a)     -   Opinion and Consent of Philip R. Halverson, Esq.,
                       Vice President, General Counsel and Secretary of the
                       Company.

          5(b)     -   Opinion and Consent of Reid & Priest LLP.

          23(a)    -   Consent of Price Waterhouse LLP.

          23(b)    -   Consents of Philip R. Halverson, Esq., and Reid &
                       Priest LLP are contained in Exhibits 5(a) and 5(b), respectively.

          24       -   Power of Attorney (see page II-7).


          ---------------

          *Incorporated herein by reference as indicated.